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                                                                Exhibit 23.1 (C)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


THE BOARD OF DIRECTOR AND SHAREHOLDERS

ACS - TECH 80 LTD.




We consent to the incorporation by reference in the registration statement on Form S-8 dated October 28, 2004, of ACS - Tech 80 Ltd. (the Company) of our report dated June 26, 2003, with respect to the consolidated balance sheet of the Company as of December 31, 2002 and related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the ACS-Tech 80 Ltd Annual Report on Form 20-F filed July 15, 2004.




/s/ Somekh Chaikin

Somekh Chaikin


Certified Public Accountants (Isr.)
Member Firm of KPMG International




October 28, 2004